Exhibit 10.35(c)

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT

Unless defined in this Performance Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Pursuant to Sections 8 and 10 of the Plan, you have been granted a Performance Award (the “Award”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference.

Performance Award:	Restricted Stock Units (the “Performance Units”) with respect to a maximum of [ ] Shares if % of the Performance Target is achieved, a maximum of [ ] Shares if the Performance Target is achieved (the “Target Number of Performance Units”), and a maximum of [ ] Shares if % of the Performance Target is achieved, for the Performance Period

Grant Date:	February 26, 2016

By your acceptance of this Award of Performance Units, you and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A and the general terms and conditions for employees outside the U.S. and any special terms and conditions for your country set forth in Exhibits B and C. Exhibits A, B, and C constitute part of this Award Agreement.

PARTICIPANT	RESTAURANT BRANDS INTERNATIONAL INC.

By:
Name:	Name:	Jill Granat
	Title:	EVP, General Counsel

EXHIBIT A

TERMS AND CONDITIONS OF THE

PERFORMANCE AWARD

Definitions

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Achievement Percentage” has the meaning set forth in the section below entitled “Number of Earned Performance Units”.

“Adjusted EBITDA” means EBITDA excluding the impact of share-based compensation and non-cash incentive compensation expense, (income) loss from equity method investments, net of cash distributions received from equity method investments, other operating (income) expenses, net, and all other specifically identified costs associated with non-recurring projects.

“Cause” means (i) a material breach by you of any of your obligations under any written employment agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your grade level; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.

“Earned Performance Units” has the meaning set forth in the Section below entitled “Number of Earned Performance Units”.

“Organic Adjusted EBITDA” means Adjusted EBITDA, excluding the impact of foreign currency exchange rates and excluding the impact of acquisitions and divestitures.

“Performance Achieved” means the actual Performance Measure achieved by the Company, as determined at the end of the Performance Period.

“Performance Measure” means the Company’s compounded Organic Adjusted EBITDA annual growth rate over the Performance Period (the “3-year EBITDA CAGR”).

“Performance Period” means the period included in the 3-year EBITDA CAGR beginning on January 1, 2015 and ending on December 31, 2018 (i.e., the 2016 calendar year over the 2015 calendar year; the 2017 calendar year over the 2016 calendar year; and the 2018 calendar year over the 2017 calendar year).

“Performance Target” means a 3-year EBITDA CAGR equal to         %.

“Performance Units” means the restricted stock units granted pursuant to this Award.

“Target Number of Performance Units” means the number of Performance Units with respect to the number of Shares reflected in this Agreement that you could receive if         % of the Performance Target is achieved for the Performance Period. The Target Number of Performance Units is set forth on the cover page of this Award Agreement.

“Vesting Date” means February 26, 2021 or such earlier vesting date as may be provided in this Award Agreement.

“Without Cause” means a termination of your Service by your employer (the “Employer”) other than any such termination by your Employer for Cause or due to your death or disability; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

Vesting.

The Earned Performance Units will vest on the Vesting Date, subject to satisfaction of the Performance Target required to be met in order for the Earned Performance Units to be earned under the Plan and subject to your continued Service through the Vesting Date and to the Sections below entitled “Determination of Number of Earned Performance Units” and “Termination” below.

No Payment for Shares.

No payment is required for Performance Units or Shares that you receive under this Award.

Nature of Award.

This Award represents the opportunity to receive the number of Shares equal to the Earned Performance Units earned as provided for below under “Number of Earned Performance Units,” subject to the section above entitled “Vesting” and to the sections below entitled “Settlement of Performance Units” and “Termination”.

Number of Earned Performance Units.

The number of Performance Units earned at the end of the Performance Period (the “Earned Performance Units”), if any, will be based on the percentage achievement (the “Achievement Percentage”) of the Performance Target, as follows:

Performance Level	3-year EBITDA CAGR	Achievement Percentage	Percentage of Earned Performance Units
Below Threshold
Threshold
Target
Maximum

The Achievement Percentage shall be calculated by dividing the Performance Achieved by the Performance Target, rounded down to the nearest whole percentage. For example, if the Performance Achieved is         %, then the Achievement Percentage shall be         %, or         % divided by the Performance Target of         %.

If the Achievement Percentage is between         % and         %, the Percentage of Earned Performance Units shall be equal to the Achievement Percentage. For example, if your Achievement Percentage is         %, then the Percentage of Earned Performance Units is equal to         %, and the number of Earned Performance Units at the end of the Performance Period shall be equal to the Target Number of Performance Units multiplied by         %.

If the Achievement Percentage of the Performance Target is between         % and         %, then for every one percentage point below         %, the Percentage of Earned Performance Units shall be reduced by two percentage points. Therefore, the Percentage of Earned Performance Units shall be calculated as the difference between         % and the Achievement Percentage, multiplied by two, and then by subtracting this amount from         %. For example, if the Achievement Percentage is         %, then the Percentage of Earned Performance Units shall equal         %, or (        % minus         %) multiplied by 2, and then subtracting this amount from         %.

All Earned Performance Units will vest on the Vesting Date and will settle in accordance with the section below entitled, “Settlement of Earned Performance Units”.

Settlement of Earned Performance Units.

The Company shall deliver to you that number of Shares equal to the aggregate number of Earned Performance Units for the Performance Period, if any, as determined in accordance with the section entitled “Number of Earned Performance Units” above, on or as soon as practicable (but no later than 60 days) after the Vesting Date, subject to the section entitled “Termination” below. You will have no rights of a shareholder with respect to the Shares until such Shares have been delivered to you.

Adjustment for Certain Events.

If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any Corporate Event described in Section 5(d)(ii) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d)(ii) in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights provided under this Award.

Termination.

Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit all of your Performance Units (including your Earned Performance Units) without any consideration due to you. For the purposes of the Plan and this Award Agreement, your Service will not be deemed to be terminated in the event that you transfer employment from the Company to any Affiliate or from an Affiliate to the Company or another Affiliate, as the case may be.

If your Service terminates on or after February 26, 2019 Without Cause or by reason of your Retirement (as defined below), you shall be vested in the number of Earned Performance Units, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Earned Performance Units subject to this Award vested 30% on February 26, 2019, 40% on February 26, 2020 and 100% on February 26, 2021, and you shall be entitled to receive a number of Shares equal to the number of vested Earned Performance Units in accordance with the section entitled “Settlement of Performance Units”. For example, if the Achievement Percentage for the Performance Period is 100%, and your Service terminates on March 31, 2019, you would be entitled to receive 30% of the Target Number of Performance Units in settlement of your Earned Performance Units. For the avoidance of doubt, if your Service terminates prior to February 26, 2019 Without Cause or by reason of your Retirement, you will forfeit all of your Performance Units (including your Earned Performance Units).

If your Service terminates prior to the Vesting Date by reason of Disability (as defined below), you shall be vested in the number of Earned Performance Units, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Earned Performance Units subject to this Award vested 20% on each of February 26, 2017, February 26, 2018, February 26, 2019, February 26, 2020 and

February 26, 2021, respectively, and you shall be entitled to receive a number of Shares equal to the number of vested Earned Performance Units in accordance with the section entitled “Settlement of Earned Performance Units”. Notwithstanding the foregoing, if your Service terminates on or before the last day of the Performance Period by reason of your Disability, then for purposes of determining the number of Shares to be delivered to you by reason of your Disability, your Earned Performance Units shall be equal to the Target Number of Performance Units, multiplied by the applicable vesting percentage.

If your Service terminates prior to the Vesting Date by reason of your death, your Beneficiary shall be vested in the number of Earned Performance Units, as determined in accordance with the section entitled “Number of Earned Performance Units” above, as if the Earned Performance Units subject to this Award vested 20% on February 26, 2017, 40% on February 26, 2018 and 100% on February 26, 2019. In such event, your Beneficiary shall be entitled to receive a number of Shares equal to the number of Earned Performance Units vested on the date of your death in accordance with the section entitled “Settlement of Performance Units”. Notwithstanding the foregoing, if your Service terminates on or before the last day of the Performance Period by reason of your death, then for purposes of determining the number of Shares to be delivered to your Beneficiary by reason of your death, your Earned Performance Units shall be equal to the Target Number of Performance Units, multiplied by the applicable vesting percentage.

The date of termination of your Service will not be extended by any period of notice of termination of employment, payment in lieu of notice or severance mandated under local law, whether statutory, contractual or at common law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you are rendering Service or the terms of your Employment Agreement, if any). The Committee shall have the exclusive discretion to determine the date of termination of your Service for purposes of this Award.

In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Award and the terms of any Employment Agreement, the terms of your Employment Agreement will govern.

Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is terminated by the Company Without Cause (as defined herein), your Earned Performance Units shall vest in full upon such termination. In such event, the number of your Earned Performance Units, and thus the number of Shares that you would be entitled to receive, shall be calculated in accordance with the sections entitled “Number of Earned Performance Units” and “Settlement of Earned Performance Units”; provided, however, that if the Change in Control occurs prior to the expiration of the Performance Period, then for purposes of determining the number of Shares to be delivered to you by reason of your termination, your Earned Performance Units shall be equal to your Target Number of Performance Units. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on this Award and the terms of any Employment Agreement, the terms of this Award Agreement will govern.

Taxes.

Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, government-sponsored pension plan, unemployment insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or Dividend Equivalents; and (2) do not commit to structure the terms of the grant or any aspect of this Award to reduce or eliminate your liability for Tax-Related Items.

Prior to settlement of this Award, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) withhold the amount of Shares necessary to satisfy the Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case I may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Dividend Equivalents.

During the Performance Period, you shall be credited with additional Performance Units (based on the Target Number of Performance Units) with respect to the number of Shares (rounded to six decimal places) having a Fair Market Value as of the applicable dividend payment date equal to the value of any dividends or other distributions that would have been distributed to you if each of the Shares to be delivered to you upon settlement of the Performance Units instead was an issued and outstanding Share owned by you (“Dividend Equivalents”). After the expiration of the Performance Period, the Target Number of Performance Units and the relevant accrued number of Dividend Equivalents shall be collectively adjusted based on the Achievement Percentage and rounded to six decimal places. Thereafter, for the remainder of the term of this Award Agreement, you shall be credited with Dividend Equivalents based on the number of Earned Performance Units. The additional Performance Units credited to you as Dividend Equivalents shall be subject to the same terms and conditions under this Award Agreement as the Performance Units to which they relate, and shall vest and be earned and settled (rounded down to the nearest whole number) in the same manner and at the same times as Performance Units to which they relate. Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.

No Guarantee of Continued Service.

You acknowledge and agree that the vesting of this Award on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide Service to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.

Termination for Cause; Restrictive Covenants.

In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:

Upon (i) a termination of your Service for Cause, (ii) a retroactive termination of your Service for Cause as permitted herein or under your Employment Agreement, or (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your Employment Agreement, any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with termination of your Service, any Award you hold shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay, to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the settlement of Performance Units during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination. The Fair Market Value of any such Shares shall be determined as of the date on which the Performance Units were settled.

Company’s Right of Offset.

If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Acknowledgment of Nature of Award.

In accepting this Award, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future awards of Performance Units, or benefits in lieu of Performance Units even if Performance Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan is voluntary;

(e) this Award and any Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(f) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(g) if you receive Shares, the value of such Shares acquired upon settlement may increase or decrease in value; and

(h) no claim or entitlement to compensation or damages arises from termination of this Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Performance Units or Shares received upon settlement of Performance Units resulting from termination of your Service by the Employer and you irrevocably release the Company and the Employer from any such claim that may arise.

Securities Laws.

By accepting this Award, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Award. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, any U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.

Data Privacy Notice and Consent.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company and its Affiliates or such third party administrator as designated by the Committee in its sole and absolute discretion for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, the Employer and/or such third party administrator as designated by the Committee in its sole and absolute discretion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Award or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon settlement of Performance Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Units or other Awards or administer or maintain such Awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Limits on Transferability; Beneficiaries.

This Award shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, except that this Award may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Award shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Award and any Shares received upon settlement of Performance Units that are or would have been applicable to you.

No Compensation Deferrals.

Neither the Plan, nor this Award Agreement is intended to provide for a deferral of compensation that would subject the Performance Units to taxation prior to the issuance of Shares as a result of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award. If you are subject to U.S. taxes, all Shares to which you are entitled will be issued to you on the applicable settlement date of the Performance Units, as described above in the section entitled “Settlement”.

Notwithstanding the foregoing, the Company does not make any representation to you that this Award is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.

The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Award Agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario, without regard to its principles of conflict of laws.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

Electronic Delivery and Acceptance.

The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Agreement Severable.

In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

Language.

If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Non-U.S. Terms and Conditions.

Notwithstanding any provision in this Award Agreement, if you work and/or reside outside the U.S., this Award shall be subject to the general terms and conditions and the special terms and conditions for your country set forth in Exhibits B and C, as applicable. Moreover, if you relocate to one of the countries included in Exhibits B or C, the general terms and conditions and the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibits B and C constitute part of this Award Agreement.

Waiver.

You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

EXHIBIT B

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS OF THE

PERFORMANCE AWARD AGREEMENT FOR PARTICIPANTS

OUTSIDE THE U.S.

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (the “Plan”) and/or the Performance Award Agreement (the “Award Agreement”).

TERMS AND CONDITIONS

This Exhibit B includes additional terms and conditions that govern this Award granted to you under the Plan if you reside and/or work outside the U.S. and Canada and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit B also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Exhibit B as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in this Award or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency after this Award is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

GENERAL TERMS AND CONDITIONS FOR PARTICIPANTS OUTSIDE THE U.S.

The following terms and conditions apply to you if you reside and/or work outside of the U.S. and supplement the entire Award Agreement, generally:

Entire Agreement.

If you reside and/or work outside the U.S., in no event will any aspect of this Award be determined in accordance with your Employment Agreement (or other Service contract). The terms and conditions of this Award will be solely determined in accordance with the provisions of the Plan and the Award Agreement, including this Exhibit B, which supersede and replace any prior agreement, either written or verbal (including your Employment Agreement, if applicable) in relation to this Award.

Retirement.

Notwithstanding the favorable treatment that is potentially available upon a termination due to Retirement (as set forth in the Termination section of the Award Agreement), if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in this favorable treatment upon termination due to Retirement being deemed unlawful and/or discriminatory, then the favorable Retirement treatment will not apply at the time your Service terminates and the Award will be forfeited if your Service ends before the Vesting Date for any reason other than as set forth in the Termination section of the Award Agreement.

Taxes.

The following provisions supplement the Taxes section of the Award Agreement:

You acknowledge that your liability for Tax-Related Items may exceed the amount withheld by the Company and/or the Employer.

If you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Limits on Transferability; Beneficiaries.

The following provision supplements the Limits on Transferability; Beneficiaries section of the Award Agreement:

If you are located outside the U.S., this Award may not be Transferred to a designated Beneficiary and may only be Transferred upon your death to your legal heirs in accordance with applicable laws of descent and distribution. In no case may this Award be Transferred to another individual during your lifetime.

Acknowledgement of Nature of Award.

The following provisions supplement the Acknowledgment of Nature of Award section of the Award Agreement:

You acknowledge the following with respect to this Award:

(a) The Award and any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation.

(b) In no event should this Award or any Shares acquired under the Plan, and the income and value of same, be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any other Affiliate.

(c) Neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Award or of any amounts due to you pursuant to settlement of this Award or the subsequent sale of any Shares acquired upon settlement.

(d) Unless otherwise agreed with the Company, this Award and any Shares acquired upon the settlement of this Award, and the value and income of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate.

No Advice Regarding Award.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading Restrictions/Market Abuse Laws.

You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Foreign Asset/Account Reporting Requirements.

You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you are advised to speak to your personal advisor on this matter.

Imposition of Other Requirements.

The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

COUNTRY-SPECIFIC TERMS AND CONDITIONS AND NOTIFICATIONS FOR PARTICIPANTS OUTSIDE THE U.S. AND CANADA

BRAZIL

TERMS AND CONDITIONS

Compliance with Law.

By accepting this Award, you acknowledge that you agree to comply with applicable Brazilian laws and pay any Tax-Related Items associated with participation in the Plan, including the settlement of this Award, the receipt of any dividends or Dividend Equivalents, and the sale of Shares acquired under the Plan.

NOTIFICATIONS

Exchange Control Information.

If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

Tax Financial Transaction (IOF). Payments to foreign countries and repatriation of funds into Brazil, and the conversion between BRL and USD associated with such fund transfers, may be subject to the Tax on Financial Transaction. It is your responsibility to comply with any applicable Tax on Financial Transaction arising from participation in the Plan. You should consult with your personal tax advisor for additional details.

SINGAPORE

NOTIFICATIONS

Securities Law Information.

The grant of this Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that this Award is subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of Shares in Singapore, unless such sale or offer in is (a) more than six months after the Grant Date or (b) made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

CEO/Director Notification Requirement.

If you are the chief executive officer (“CEO”), director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., this Award, Shares) in the Company or Affiliate. In addition, you must notify the Singapore Affiliate when you sell Shares (including when you sell Shares issued upon settlement of this Award). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification of your interests in the Company or Affiliate must be made within two business days of becoming the CEO or a director.

SPAIN

TERMS AND CONDITIONS

Nature of Grant.

This provision supplements the Acknowledgement of Nature of Award section of the Award Agreement including this Exhibit B:

In accepting this Award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand and agree that, as a condition of this Award, except as provided for in the Award Agreement, the termination of your Service for any reason (including for the reasons listed below) will automatically result in the loss of this Award that has not vested on the date of termination.

You understand and agree that, unless otherwise provided in the Award Agreement, the vesting and settlement of this Award is expressly conditioned on your continuous Service such that if your employment or rendering of Service terminates for any reason whatsoever, this Award will cease vesting immediately effective as of the date of such termination for any reason including, but not limited to: disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant this Award under the Plan to individuals who may be employees of the Company or any Affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Affiliates on an ongoing basis other than to the extent set forth in the Award Agreement. Consequently, you understand that this Award is granted on the assumption and condition that this Award and the Shares issued upon settlement shall not become a part of any employment or service contract (either with the Company, the Employer or any other Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the grant of this Award would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to you of this Award shall be null and void.

NOTIFICATIONS

Securities Law Information.

This Award and the Shares described in the Award Agreement do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information.

To participate in the Plan, you must comply with exchange control regulations in Spain. You are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts, depending on the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year.

The acquisition of Shares and the sale of Shares must also be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce. Because you will not purchase or sell the Shares through the use of a Spanish financial institution, you must make the declaration by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the Shares are owned or to report the sale of Shares.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds) exceeding €50,000, you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Asset/Account Reporting Information.

To the extent that you hold rights or assets (e.g., Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. Shares acquired under the Plan constitute securities for purposes of this requirement, but this Award (whether vested or unvested) is not considered an asset or right for purposes of this requirement.

If applicable, you must report the rights or assets on Form 720 by no later than March 31 following the end of the relevant year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties to you. Accordingly, you are advised to consult your personal tax and legal advisors to ensure that you are properly complying with your reporting obligations.

In addition, you are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.

The offer of this Award is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

UNITED KINGDOM

TERMS & CONDITIONS

Tax Acknowledgment.

The following provisions supplement the Taxes section of the Award Agreement, including this Exhibit B:

You shall pay to the Company or the Employer the amount of income tax that the Company or the Employer may be required to account to HM Revenue & Customs (“HMRC”) with respect to the event giving rise to the income tax (the “Taxable Event”) that cannot be satisfied by the means described in the Award Agreement. If payment or withholding of the income tax is not made within ninety (90) days of the end of the U.K. tax year in which the Taxable Event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the HMRC official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by any of the means set forth in Award Agreement.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director, as defined above, and income tax due is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit which the Company and/or the Employer may recover by any of the means set forth in the Award Agreement.

EXHIBIT C

RESTAURANT BRANDS INTERNATIONAL INC.

2014 OMNIBUS INCENTIVE PLAN

ADDITIONAL TERMS AND CONDITIONS TO THE

PERFORMANCE AWARD AGREEMENT FOR PARTICIPANTS

IN CANADA

Certain capitalized terms used but not defined in this Exhibit C have the meanings set forth in the Restaurant Brands International Inc. 2014 Omnibus Incentive Plan (the “Plan”) and/or the Performance Award Agreement (the “Award Agreement”).

TERMS AND CONDITIONS

This Exhibit C includes additional terms and conditions that govern this Award granted to you under the Plan if you reside and/or work in Canada. If you are a citizen or resident of a country other than Canada, transfer employment after this Award is granted or are considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

NOTIFICATIONS

This Exhibit C also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in Canada as of February 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Exhibit C as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Performance Units subject to this Award vest and settle or you sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in Canada may apply to your situation.

Finally, if you are a citizen or resident of a country other than Canada, transfer employment after this Award is granted or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

TERMS AND CONDITIONS

Taxes

Prior to settlement of this Award, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) permit you to direct the Company to arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items (on your behalf pursuant to this authorization without further consent), and/or (2) permit you to surrender to the Company the number of vested RSUs necessary to satisfy the minimum withholding amount (such number of vested RSUs determined by dividing the minimum withholding amount by the Fair Market Value of a Share on the applicable date).

The following provisions will apply to you if you are a resident of Quebec:

Language Consent.

The parties acknowledge that it is their express wish that the Award Agreement, as well as all addenda, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent.

This provision supplements the Data Privacy Notice and Consent section of the Award Agreement:

You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, its Affiliates and the Committee to disclose and discuss the Plan with their advisors. You further authorize the Employer, the Company, and any other Affiliate to record such information and to keep such information in your employee file.

NOTIFICATIONS

Securities Law Information.

You acknowledge that you are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired under the Plan takes place through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange or the Toronto Stock Exchange).

Foreign Asset/Account Reporting Information.

You must report annually on Form T1135 (Foreign Income Verification Statement) the foreign property you hold (including any Shares acquired under the Plan, if held outside Canada), if the total value of such foreign property exceeds C$100,000 at any time during the year. The unvested portion of this Award also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign property you hold. If Shares are acquired, the cost generally is their adjusted cost base (the “ACB”). The ACB would normally equal the Fair Market Value of the Shares at the time of acquisition, but if you own other Shares, the ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. You should consult with a personal advisor to ensure you comply with the applicable reporting obligation.